Exhibit 99.1

AWBC – NASDAQ Minimum Bid Price Rule

September 21, 2009

AMERICANWEST BANK

NEWS RELEASE

AMERICANWEST BANCORPORATION RECEIVES NASDAQ NOTIFICATION OF NON-

COMPLIANCE WITH NASDAQ MINIMUM BID PRICE RULE

SPOKANE, WASHINGTON—AmericanWest Bancorporation (the “Company”) (NASDAQ: AWBC) today announced that it received written notice on September 15, 2009 that the minimum bid price of the Company’s common stock had fallen below $1.00 for 30 consecutive business days and that the Company was therefore not in compliance with NASDAQ Rule 5450(a)(1). A moratorium on enforcement of this rule, which was originally enacted in October of 2008, expired on July 20, 2009.

In accordance with the provisions of Rule 5450(a)(1), the Company has until March 15, 2010, (180 calendar days from September 14, 2009) to regain compliance. The Company can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180-day period, although NASDAQ may, at its sole discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days before determining that the Company has demonstrated the ability to maintain long-term compliance. If the Company does not regain compliance during any additional compliance period, NASDAQ will provide written notice to the Company that its common stock is subject to delisting. At such time, the Company would be able to appeal the delisting determination or elect to have its common stock transferred to the NASDAQ Capital Market (which would provide for an additional 180 day period to achieve the minimum bid price compliance).

Should the Company not be able to meet the requirements for continued listing on a NASDAQ market, efforts will be undertaken to ensure its common stock is traded on alternative markets, such as the “OTC Bulletin Board” or “Pink Sheets.” Although such a change would result in annual cost savings of approximately $40,000, there is no assurance that an active trading market for the Company’s stock will develop or be sustained.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to attain compliance with certain NASDAQ rules and the prospects for attaining an active alternative trading market for the Company’s common stock. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – NASDAQ Minimum Bid Price Rule

September 21, 2009

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968 office

509.991-0575 cell

kmcphee@awbank.net

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